STOCKERYALE REPORTS 2008 FOURTH QUARTER
AND FULL-YEAR FINANCIAL RESULTS

Full-Year 2008:

•	Record revenues of $32.1 million vs. $29.9 million, a 7.5% increase;
•	Record gross profit of $11.3 million vs. $9.0 million, a 26% increase;
•	Gross margin 35.3% vs. 30.2%;
•	EBITDA $0.2 million (excluding one-time acquisition expenses) vs. $2.5 million loss;
•	Record Order bookings $33 million.

Fourth-Quarter 2008:

•	Revenue of $7.0 million vs. $7.5 million in fourth quarter 2007, a 6.8% decrease, but flat on a currency adjusted basis;
•	Gross profit of $2.4 million vs. $1.5 million, a 61% increase;
•	Gross margin 34.7% vs. 20.1%;
•	Operating loss $0.5 million vs. $3.2 million, an 83% improvement;
•	EBITDA breakeven vs. $2.1 million loss;
•	Order bookings $7.5 million, ending backlog $9.6 million.

Salem, N.H. — February 26, 2009 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced its financial results for the fourth quarter and year ended December 31, 2008.

2008 Business Highlights

•	Defense contract win with BAE Systems valued at $2.1 million;

•	Multi-million dollar 3 year Supply Agreement with Boston Scientific, Inc. for fiber-based assemblies;

•	New product introductions including: Cold Ray Laser for bio-medical market, Cobra Slim LED System for solar panel/flat panel inspection and Thulium-Doped Fiber Laser for military applications;

•	Granted US patent on Flat-Top optics beam shaping technology and filed patent on pulsed Thulium Fiber Laser technology;

•	Growth of 32% year over year in LED Systems business; relocated to new R&D/manufacturing facility;

•	Several major medical/bio-medical product customer wins; medical sales grew 28% vs.2007;

•	New management team recruited at Photonic Products, Ltd.; new medical supply contract signed with Fortune 50 company;

•	Industrial sales of 78% of revenues, 12% medical and 8% defense;

•	Geographic sales - 54% North America, 36% Europe and 10% ROW;

•	Reduced costs and improved efficiencies throughout the business;

•	Headcount declined 15% from 219 to 190.

Fourth Quarter 2008 Financial Results

Total revenues for the fourth quarter of 2008 of $7.0 million decreased 7 percent (unchanged, adjusting for currency) from the fourth quarter of 2007.  The year-over-year decrease was due to the appreciation of the US dollar versus the Euro and British pound in the second half of 2008.

Bookings for the fourth quarter of 2008 were $7.5 million and backlog was $9.6 million at December 31, 2008. The backlog at quarter end is net of a $(1.0) million negative adjustment for foreign currency fluctuations.

Gross profit was $2.4 million for the fourth quarter of 2008, a 61% increase compared to the $1.5 million in the fourth quarter of 2007.  Fourth quarter 2008 gross margin was 35% compared with 20% in the comparable year-ago quarter due to higher margin product mix, increased productivity, lower restructuring charges and the effect of foreign currency fluctuations in 2008 versus 2007.

Operating expenses totaled $3.0 million for the fourth quarter of 2008, a decrease of 36% over the $4.7 million in the fourth quarter of 2007. The decreased operating expenses over 2007 were primarily due to non-cash share-based compensation expense under FAS 123(R), as the performance based stock option plan expenses were reversed, a reduction in compensation and benefits, some of which is due to the impact of foreign currency exchange, as well as the $0.4 million of non recurring charges in the fourth quarter of 2007.  The operating loss for the fourth quarter was $0.5 million compared to an operating loss of $3.2 million for the fourth quarter 2007, an 83% improvement. EBITDA for the quarter was $(13,000) compared to $(2,138,000) for the fourth quarter of 2007.

“While pleased with both our quarterly and year over year performance, the recent downturn in the industrial market, the financial crisis and fluctuations in exchange rates impacted our fourth quarter results,” stated Mark W. Blodgett, Chairman & CEO of StockerYale.  “Our EBITDA loss dropped from $2.1 million to break even despite lower sales on a currency adjusted basis, and reflected management’s focus on continuous operational improvement. Both gross margin and gross profit improved significantly in the fourth quarter due to higher margin new product traction in both the medical/bio-medical instrumentation and defense markets, as well as increased productivity resulting from lean initiatives.  As a result of the challenging economic environment we took steps late in the fourth quarter to reduce our annual cost structure by approximately $2.5 million without sacrificing either our R&D initiatives or customer applications capabilities.”

Full-Year 2008 Financial Results

Revenues from continuing operations for 2008 were a record $32.1 million, an increase of 7.5% (8.0%, adjusting for currency) compared with $29.9 million in 2007.  Sales growth was led by our LED systems (32% increase), optical components (12%) and the lasers and associated diode revenues (4%).    Gross profit was a record $11.3 million, an increase of 26% compared to $9.0 million in 2007. Gross profit margin also increased to 35% from 30% in 2007 due to higher margin product mix, improvements in supply-chain management, and cost containment.  Foreign currency changes positively impacted gross margin by 0.6 points.

Operating expenses in 2008, net of non-cash asset amortization expenses and asset impairment charges, increased 5% to $14.7 million from $14.1 million in 2007. The increase was driven by one-time expenses associated with the tender offer for Virtek Vision Systems ($0.8 million).   Operating loss was $4.5 million compared to $6.3 million in 2007. EBITDA loss was $0.6 million and included $0.2 million of favorable foreign exchange impact.    This compares with an EBITDA loss of $2.5 million in 2007.  Excluding the one-time expenses, EBITDA was $221,000 versus $2.5 million loss, a $2.7 million improvement over the prior year. Net loss increased to $10.3 million, or $0.27 per share, from $8.5 million or $0.24 per share in 2007.  The increase primarily related to a $2.8 million foreign exchange loss related to the revaluation of liabilities and receivables at the Company’s foreign subsidiaries denominated in currencies other than the functional currencies of those subsidiaries.

Outlook

“We expect the environment will remain difficult and volatile – at least for the near-term.  We are very focused on increasing market share, new customer development and customer retention, particularly in the medical and bio-medical instrumentation fields.  With our new line of fiber coupled laser modules and patented beam shaping optics we successfully penetrated several of the world’s leading flow cytometry and cell sorting companies in 2008 and we expect medical/bio-medical sales to increase significantly in 2009.  On the defense front we received an initial award of a $2.1 million for reference lasers from BAE Systems and are working closely with one of the world’s leading defense companies to develop our gain-switched pulsed Thulium fiber laser technology. We expect defense sales as a percentage of total revenues to increase meaningfully in 2009,” added Blodgett.  “While the business outlook remains challenging, our priorities remain clear and achievable.  We remain focused on selling new, higher margin products, and aggressively seeking opportunities to further reduce the company’s cost structure, while improving the Company’s balance sheet through effective working capital management and financing activities.  We have clearly seen the positive impact of our efforts on our financial results over the last year and the economy notwithstanding, we expect the Company to continue to strengthen its product portfolio and brand identity in the photonics industry,” concluded Blodgett.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies.  These non-GAAP financial measures are intended to supplement the user's overall understanding of the Company's current financial and operating performance and its prospects for the future.  Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company's core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company's GAAP results.

The Company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to net loss for the fourth quarter of and year ended 2008 is as follows:

	Three Months Ended		Twelve Months Ended
	$ in thousands (Unaudited)
	December 31,
	2008	2007	2008	2007
Net Loss	(2,736)	(3,365)	(10,285)	(8,456)

Income from discontinued operations	(24)	(21)	(78)	(110)
Plus:
Interest and other expense (net)	1,948	200	3,791	1,408
Depreciation	506	526	2,057	1,980
Intangible asset amortization	212	334	1,087	1,265
Asset Impairment	—	—	36	—
Stock based compensation (credit)	(184)	169	735	534
Taxes	(164)	(234)	(367)	(445)
Amortization of Debt Discount & Financing Costs	429	253	2,453	1,302

EBITDA Loss	(13)	(2,138)	(571)	(2,522)

Consolidated Statement of Operations
(Unaudited)
($ In thousands except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net Sales	$7,034	$7,544	$32,138	$29,887
Cost of Sales	4,590	6,029	20,801	20,852
Gross Profit	2,444	1,515	11,337	9,035
Research & Development Expenses	593	957	2,978	3,206
Selling, General & Administrative Expenses	2,186	3,391	11,722	10,865
Asset Impairment	—	—	36	—
Amortization of Intangible Assets	212	334	1,087	1,265
Operating Loss	(547)	(3,167)	(4,486)	(6,301)
Interest Income & Other Income/(Expense)	(1,585)	145	(2,462)	(108)
Amortization of debt discount and financing costs	(429)	(253)	(2,453)	(1,302)
Interest Expense	(363)	(345)	(1,329)	(1,300)
Loss before taxes from Continuing Operations	(2,924)	(3,620)	(10,730)	(9,011)
Tax Benefit	(164)	(234)	(367)	(445)
Net Loss from Continuing Operations	(2,760)	(3,386)	(10,363)	(8,566)
Income from Discontinued Operations	24	21	78	110
Net Loss	(2,736)	(3,365)	(10,285)	(8,456)
Loss Per Share
Loss from Continuing Operations	$(0.07)	$(0.09)	$(0.27)	$(0.24)
Income/(Loss) from Discontinued Operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net Loss Per Share	$(0.07)	$(0.09)	$(0.27)	$(0.24)
Weighed Average Shares Outstanding	40,590,710	36,242,007	38,522,858	34,919,715

Consolidated Balance Sheet (Unaudited)
	December 31,
	2008	2007
Assets
Cash	$1,642	$1,595
Other Current Assets	8,105	9,180
Property, Plant & Equipment, Net	8,496	10,464
Other Assets	9,199	12,799
	$27,442	$34,038
Liabilities & Stockholders Equity
Total Current Liabilities	$15,350	$8,269
Long Term Debt	5,954	11,864
Long Term Lease and Other Liabilities	3,859	4,406
Stockholders Equity	2,279	9,499
Total Liabilities & Stockholders Equity	$27,442	$34,038

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale's new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management's current expectations and are inherently uncertain. You should also refer to the discussion under "Factors Affecting Operating Results" in StockerYale's annual report on Form 10-KSB and the Company’s quarterly reports on Form 10-Q for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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Investor Relations Contact:

Mark W. Blodgett
StockerYale, Inc.
603-898-8778
IRInfo@stockeryale.com